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                                                                      EXHIBIT 99

[DUSA PHARMACEUTICALS, INC. LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE

                   DUSA PHARMACEUTICALS RAISES $24.75 MILLION
                      IN PRIVATE PLACEMENT OF COMMON STOCK

WILMINGTON, MASS., FEBRUARY 27, 2004 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) today announced that it has entered into definitive agreements with certain new and existing institutional and other accredited investors for the private placement of 2,250,000 shares of its common stock at a purchase price of $11.00 per share resulting in gross proceeds to DUSA of $24.75 million.

In addition, the Company has granted the investors the right to purchase up to an aggregate of an additional 337,500 shares of common stock at $11.00 per share. These additional investment rights expire 30 trading days from closing.

The placement agent's commission will be paid in shares of common stock calculated at the offering price.

The Company will use the proceeds from the sale of the securities to expand its sales force, for possible product acquisitions and for general working capital purposes, including research and development opportunities.

The securities to be issued by DUSA in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, as part of the transaction, DUSA agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission within thirty days for purposes of registering the resale of all of the common stock issued in the private placement.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as LEVULAN(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the use of funds raised in the private placement. Such risks and uncertainties include, but are not limited to the results of clinical trials, the status of its patents and proprietary protection, reliance on third parties to manufacture (in compliance with FDA regulations), uncertainties regarding the marketing of its products, the availability of funds for ongoing operations and further development activities and other risks detailed from time to time in the Company's United States Securities and Exchange Commission (SEC) filings.

For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com